Exhibit 99.1

Press Contacts:

Courtney Brigham

Spansion Inc.

+1-408.306.8927

Investor Contact:

Ken Tinsley

Spansion Inc.

+1-408-616-7837

Spansion Inc. Receives Delisting Notice from NASDAQ

Company intends to request a hearing for appeal

Sunnyvale, Calif., March 10, 2009 — Spansion Inc. (NASDAQ: SPSN), the world’s largest pure-play provider of Flash memory solutions, today announced that it has received a staff determination notice from the NASDAQ Stock Market stating that the company’s common stock is subject to delisting from the NASDAQ Global Select Market in accordance with NASDAQ Marketplace Rules 4300, 4450(f) and IM-4300. The notice was issued as a result of, among other factors, the company’s filing for relief under chapter 11 of the U.S. Bankruptcy Code on March 1, 2009.

The company said it intends to request a hearing before the NASDAQ Listing Qualifications Panel to appeal the decision. Pending a decision by the hearing panel, Spansion’s common stock will remain listed on The NASDAQ Global Select Market. There can be no assurance that the hearing panel will grant the company’s request for continued listing.

Forward-Looking Statements

The press release contains forward-looking statements concerning Spansion’s plans to request a hearing before a NASDAQ Listing Qualifications Panel. There can be no assurance concerning the outcome of the hearing request. Forward-looking statements are made as of the date of this press release and, except as required by law, Spansion does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, MirrorBit® Eclipse(TM), ORNANDTM, ORNAND2TM, HD-SIMTM, EcoRAMTM and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

SOURCE Spansion Inc.